Exhibit 10.26
-STRICTLY PRIVATE & CONFIDENTIAL-

July 12, 2021

Olumide Soroye

Dear Olumide,

I am delighted to formalize your offer of employment with Fortive Corporation (the “Company”) and am confident that your background and experience will allow you to make major contributions to the Company. We look forward to welcoming you to our dynamic team. As we discussed, your position will be Senior Vice President & CEO, Intelligent Operating Solutions reporting to Jim Lico, President and Chief Executive Officer of Fortive. The location of this role is flexible although ideally, we would have you based in Everett, WA when appropriate for your family.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date will be August 2, 2021

Base Salary: Your base salary will be paid biweekly starting at the annual rate of $750,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (ICP) with a target bonus of 150% of your annual base salary (paying to a maximum of 200% of target), subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. You will be eligible for participation for the full 2021 performance year.

Benefits: You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k)-retirement plan beginning on your first day of employment subject to the applicable plan.

EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Initially, the Company will contribute an amount equal to 6% of your total target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date.

Vacation: You will be eligible for four weeks annual vacation benefits.

Sign-on Equity: Assuming your start date is on or before August 13, 2021, a recommendation will be made to the Committee to grant you a one-time sign-on equity award as part of the Company’s equity compensation program at its August Committee meeting at which time equity awards are considered. The target award value of this grant is $12,000,000.

Annual Equity Award: A recommendation will be made to the Compensation Committee of Fortive’s Board of Directors to grant you an equity award as part of Fortive’s equity compensation program.
Annual equity awards are approved in February of each year. The target award value of this grant will be $4,500,000.

The equity awards described above will be granted in the form of a combination of stock options, PSUs and RSUs, as determined by the Committee. The target award value of any grant(s) will be split between 35% stock options, 35% PSUs and 30% RSUs, converted into a specific number of options, PSUs and RSUs based on the standard methodology used by the Company. The Company cannot guarantee that any RSUs, PSUs or stock options granted to you will ultimately have any particular value or any value. This recommendation is subject to the review and approval of the Committee.

Any stock options and RSUs will vest in accordance with the vesting schedule determined by the Committee. For the purposes of this offer, the following vesting schedule applies: your RSUs and stock options would vest 50% on each of the third and fourth anniversaries of the grant date. The stock options and RSUs will be solely governed by the terms and conditions set forth in the Company’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award.

Any PSUs will vest in accordance with the performance criteria specified by the Committee and set forth in particular form of award agreement required to be signed with respect to each award. It is currently anticipated that the PSUs will vest based on the Company’s relative TSR versus the S&P 500 over a three-year performance period (and have a one-year hold). You can earn from zero to 200% of the target number of PSUs granted based on achievement of the performance criteria. Your PSUs will be solely governed by the terms and conditions set forth in the Company’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to your PSU award.

Other Compensation Elements: You will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling. In addition, you will be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof. Finally, you will be eligible to participate in Fortive’s Severance and Change-in-Control Plan for Officers in accordance with the terms thereof.

Stock Ownership Guidelines: As a Senior Vice President and Executive Officer, you will be subject to Fortive’s Stock Ownership guidelines (a summary of which is attached) which generally speaking require you to own Company stock with a value of three times your base salary.

Relocation: When you relocate to the Seattle area, relocation services will be provided to you. These services will include customary fees and expenses related to buying and selling a home and the move of household goods.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned on your being legally authorized to work in the U.S. and your successful completion of a background (completed 7.12.2021) and reference check (completed 7.12.2021), and your execution and return of the following documents no later than the date stated in the acknowledgment section below:

•Offer Letter
•Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained) and Summary of Your Rights Under the FCRA as provided by our third-party vendor, Mintz Group – this is completed
•Criminal History Questionnaire– this is completed
•Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein
•Certification of the Fortive Corporation Standards of Conduct
•Certification of Compliance of Obligations to Prior Employers

You may confirm your acceptance of this offer by signing this letter and all attached documents as indicated thru DocuSign (this will be done when you accept the role). Please feel free to keep a copy of the signed documents for your records. We will contact you upon confirmation that you have successfully met pre-employment requirements.

Thank you for accepting our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you.

If there is anything we can do, please do not hesitate to contact me at 202-738-3623. Sincerely,

/s/ Stacey Walker
Stacey Walker
SVP of Human Resources

Acknowledgement

Please acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning this to Fortive Corporation along with the above-referenced signed documents no later than Wednesday, July 14, 2021.

Signature:

Date: